EXHIBIT 10.1

ePlus inc.
Cash Incentive Plan
Effective for the fiscal year beginning April 1, 2018

1.	Purpose

The ePlus inc. Cash Incentive Plan (the "Plan") is designed to provide additional incentive for employees of ePlus inc. (the "Company") and its subsidiaries by awarding performance-based cash incentive compensation. Such awards will be designed to retain or attract, and to provide additional incentive to employees having regard for their individual performance, business unit performance, contributions to the Company, and/or other appropriate considerations.

2.	Administration

(a) The Plan shall be administered by the ePlus Compensation Committee of the Board of Directors (the "Board"). The Compensation Committee shall have full authority to establish rules for the administration of the Plan and to make administrative decisions regarding the Plan or awards hereunder. The Compensation Committee may delegate its functions hereunder to the extent consistent with applicable law.

(b) Determination binding. Unless otherwise expressly provided in the Plan, and subject to any requirement in the Compensation Committee's charter that decisions be ratified by the Board, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any award, or any award agreement or certificate shall be with and in the sole discretion of the Compensation Committee, may be made at any time, and shall be final, conclusive, and binding upon all persons, including the Company, any subsidiary, any participant, any holder or beneficiary of any award, and any employee of the Company or any subsidiary.

(c) Section 409A. Awards under the Plan are intended to comply with or meet an exception from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, ("Code"), and the Plan shall be so administered and interpreted. The deferral of receipt of any Award under Section 8(b) shall be permitted only at such time and under such procedures as comply with Code Section 409A. References to a termination of employment under the Plan shall mean the date of a "separation from service" within the meaning of Code Section 409A(a)(2)(A)(i). If the participant is a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the participant's termination of employment, any nonqualified deferred compensation subject to Code Section 409A that would otherwise have been payable under this Plan as a result of, and within the first six (6) months following, the participant's "separation from service" and not by reason of another event under Section 409A(a)(2)(A), will become payable six (6) months and one (1) day following the date of the participant's separation from service or, if earlier, the date of participant's death.

3.	Awards

(a) Determination of Participation and Award Amounts. The Compensation Committee will determine participants in the Plan and the terms and amounts of each participant's minimum, target, and maximum award opportunities hereunder.  Participants shall be selected from Company employees.

(b) Award Type. Awards shall be in the form of annual cash payments of specified percentages of base salary or target award amount, which are paid based upon the achievement of pre-established annual corporate, unit, and/or individual performance objectives.

(c) Earning Awards. Awards shall be paid hereunder to the extent the Company and the participant achieve Performance Goals as specified by the Compensation Committee.  Each award agreement will identify the minimum, target, and maximum levels of performance required for payment of the related award.

(d) Award Period. The Compensation Committee shall fix the period during which performance is to be measured and the time at which the value of the annual incentive is to be paid.

(e) Payment Date. Except in cases of death or disability, an award for a fiscal year shall be paid in a lump sum as soon as practicable after the end of the fiscal year for which it was earned, and no later than the next December 31st following such fiscal year.

(f) Adjustment or Clawback of Awards. In the event it is determined that an award was paid based on incorrect financial results, the Compensation Committee will review such payment. If the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee may, in its sole discretion, lower the amount of such payment so that it reflects the amount that would have been paid based on the correct financial results and, to the extent permitted by applicable law, require the reimbursement by the participant of any amount paid to or received by the participant with respect to such award. Additionally, cash payments under this Plan are subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002 and any regulations promulgated thereunder.

4.	Participants

Nothing in the Plan shall prevent a participant from being included in any other employee benefit or stock option or purchase plan of the Company or from receiving any other compensation provided. Neither the Plan nor any action taken thereunder shall be understood as giving any person any right to be retained in the employ of the Company or any subsidiary, nor shall any person (including participants in a prior year) be entitled as of right to be selected as a participant in the Plan any subsequent year.

5.	Amendment/Termination of the Plan

The Compensation Committee may amend, suspend, or terminate the Plan in whole or in part at any time; provided, however, that, except as provided in Section 3(f) above, the Committee may not eliminate or reduce an Award Amount, or modify a Performance Goal, in a fully executed Award Agreement except by entering into an Amended Award Agreement agreed to and signed by the participant; and, provided further, that if in the Compensation Committee's judgment such amendment, suspension, or termination would have a material effect on the Plan, such amendment, suspension, or termination must be ratified by the Board.

6.	Termination of Employment; Transfer Restrictions

(a) In the event of a conflict between this Plan and an individual's written employment agreement, the terms of the employment agreement shall prevail. Furthermore, the employment agreement shall control in any matter on which this Plan is silent.

(b) Except as otherwise provided in this Section 6, to be entitled to payment of an award, an employee must remain employed by Company as of the end of the fiscal year for which an incentive payment is earned. In the event a participant has an employment agreement with the Company that provides for payments in the event of death or disability, then the terms of the employment agreement shall control.  If there is not an employment agreement that defines "disability," then the term "disability" shall mean for this purpose the employee's physical or mental inability to perform the duties of his or her position for a continuous period of not less than six months, or which is likely to result in death, and which renders the employee incapable of performing his or her customary and usual duties for the Company with or without a reasonable accommodation as required by law.

Termination Due to Death or Disability.  If a participant's employment with the Company terminates due to death or disability, and the participant does not have an employment agreement with the Company, or the employment agreement does not address death or disability, then the Compensation Committee may in its discretion make a payment to the participant or his or her beneficiary, as the case may be, up to an amount equal to the value of the target award for the relevant Award Period in which the termination occurs, multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant Award Period and ending with the date as of which the participant's employment with the Company so terminated, and the denominator of which is the number of months in such Award Period. Any such payment shall be made in a lump sum within sixty (60) days of the date of termination of the participant's employment due to death or disability unless otherwise required by law.

Termination Due to Retirement. If a participant's employment with the Company terminates due to retirement, the Compensation Committee may in its discretion, following the conclusion of the Award Period, make a payment to the participant up to an amount equal to the value of the award that otherwise would have been received based on the extent to which Performance Goals are determined to have been met by the Compensation Committee for the entire Award Period, multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant Award Period and ending with the date as of which the participant's employment with the Company so terminated, and the denominator of which is the number of months in such Award Period. Any such payment shall be made at the time the payment would have been made had there been no termination of employment due to retirement.  Solely for purposes of this Plan, "retirement" means a voluntary termination of employment by the participant after age 65.

(c) Awards under the Plan are unfunded obligations of the Company. No award, and no right under any award shall be assignable, alienable, saleable, or transferable by a participant other than by will or by the laws of descent and distribution. Each award, and each right under any award, shall be payable only to the participant, or, if permissible under applicable law, to the participant's guardian or legal representative and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company.

7.	Effectiveness

The Plan shall be effective for all awards issued for the fiscal year beginning April 1, 2018, and thereafter.

8.	Criteria

(a) Performance Goals. Performance Goals for awards may include, but are not limited to, one or more of the following, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or affiliate, or to a service or product, or a group of services and products, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year's results or to a designated comparison group, in each case as specified by the Compensation Committee in the Award Agreement: revenue, sales, gross margin, gross profit, earnings before tax ("EBT"), net income or earnings, EBT margin, earnings before interest, tax, depreciation and amortization ("EBITDA") , earnings per share, return on total capital, return on equity, cash flow, operating profit, operating margin, financing origination volume.  Performance Goals may be subject to adjustment as provided in an Award Agreement,  to remove the effects of (1) the incentive compensation expenses by the Company for payments under the Plan, (2) a change in accounting principle, (3) all items of revenue, gain or loss determined by the Company's Board to be extraordinary or unusual in nature and not incurred or realized in the ordinary course of business; and (3) any revenue, gain or loss attributable to the business operations of any entity acquired or disposed of by the Company during the Award Period.  The Committee may also determine, at the time of grant, to exclude the effect of legal fees and income relating to litigation matters, and specific non-cash charges, such as goodwill impairments.